Exhibit 99.1

One World Products Welcomes Ambassador Ertharin Cousin to Its Board of Directors, Joining Minyon Moore

Two Leaders Named to Forbes’ 100 Most Powerful Women Join Forces as OWP Prepares Its Transition to Isiah Enterprises

TROY, MI - October 21, 2025 (NEWMEDIAWIRE) - One World Products, Inc. (OTC: OWPC), soon to be renamed Isiah Enterprises, today announced the appointment of Ambassador Ertharin Cousin to its Board of Directors. Her appointment follows that of Minyon Moore, creating a rare alignment of leadership and global influence on a single board at the intersection of sustainability, innovation, and inclusive growth.

“We are honored to welcome Ambassador Ertharin Cousin alongside Minyon Moore,” said Isiah Thomas, Chairman and CEO of One World Products. “These two extraordinary leaders bring proven judgment and real world execution. They have shaped policy, built coalitions, and delivered measurable results for people and communities. Their presence on our board underscores our commitment to integrity, innovation, and impact as we build Isiah Enterprises for long term value. We are executing in automotive packaging and expanding into food packaging, two sectors where our capabilities and partnerships can scale responsibly and deliver long term value.”

“This company reflects what the future of business should be. Sustainability, equity, and economic empowerment are not competing goals,” said Ambassador Cousin. “I am honored to join Isiah Thomas and this board to help scale solutions that create value for people and for the planet.”

Minyon Moore added, “Having two leaders who have been named to Forbes’ 100 Most Powerful Women on the same board is not about symbolism. It is about substance. Ambassador Cousin and I share a belief in leadership that listens, collaborates, and acts with courage. Isiah Enterprises is charting that path.”

Ambassador Ertharin Cousin brings more than four decades of global leadership across public, private, and social sectors. She served as Executive Director of the United Nations World Food Programme from 2012 to 2017, leading assistance for tens of millions of people worldwide. As U.S. Ambassador to the UN Agencies for Food and Agriculture from 2009 to 2012, she advanced U.S. priorities in food, nutrition, and agricultural development. She previously served as Chief Operating Officer of Feeding America and later founded Food Systems for the Future to accelerate sustainable innovation in food equity. Her corporate and academic experience includes senior leadership at Albertsons Companies and appointments with leading universities. She holds a JD from the University of Georgia and a BA from the University of Illinois at Chicago. Ambassador Cousin has been named to TIME’s 100 Most Influential People and Forbes’ 100 Most Powerful Women.

Minyon Moore is recognized as one of the nation’s top strategic thinkers in political and corporate affairs, public policy, and brand strategy. She leads Dewey Square Group’s State and Local Affairs and Multicultural Strategies practices, advising Fortune 100 companies and nonprofits. Most recently she served as Chair of the 2024 Democratic National Convention in Chicago. Her career includes service as Assistant to the President and Director of White House Political Affairs under President Bill Clinton, senior advisory roles in the Biden Harris Administration, and prior service as CEO of the Democratic National Committee. Moore is a co-author of For Colored Girls Who Have Considered Politics and has been named to Forbes’ 100 Most Powerful Women.

The addition of Ambassador Cousin alongside Minyon Moore marks a defining step in One World Products’ transition to Isiah Enterprises. The company is broadening its focus to automotive sustainability, renewable materials, and circular economy manufacturing. Today the company serves automotive packaging markets and is building a presence in food packaging, aligning its materials strategy with current partners and prospective customers across both sectors. Recent operational milestones include the successful launch and scaling of a rubber compounds product line using existing equipment, with more than 100,000 pounds shipped to date. By leveraging its prime location within the nation’s manufacturing corridor and deepening partnerships across automotive, packaging, and industrial markets, the company is advancing a growth model built on innovation, jobs, and measurable environmental impact.

About One World Products, Inc.

One World Products, Inc. (OTCQB: OWPC), soon to be renamed Isiah Enterprises, is a Nevada-based public company specializing in renewable and sustainable materials. Through its Eco Bio Plastics division, the company processes rubber, cellulose, hemp, and a wide range of bio-feedstocks into advanced composites for automotive, industrial, and food packaging. Led by Chairman and CEO Isiah Thomas, the company is building a circular economy that delivers profitability, sustainability, and long-term value across a $1 trillion global packaging industry.

Forward-Looking Statements

This press release contains forward-looking statements that reflect management’s expectations regarding future performance. These statements involve risks and uncertainties, and actual results may differ materially. One World Products, Inc. undertakes no obligation to update any forward-looking statements in this release.

For more information, visit https://oneworldproducts.com

Contact:

William Rowland, CFO

william.rowland@owpv.com

1-800-605-3210